Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

TETRA TECH, INC.

Tetra Tech, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.                                       The name of the corporation is Tetra Tech, Inc.  Tetra Tech, Inc. was originally incorporated under the name Li-San Acquisition Corp., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 4, 1988.

2.                                       Pursuant to Section 242 and 245 of the Delaware General Corporation Law (“DGCL”), this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

3.                                       This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the corporation in accordance with Section 245 of the DGCL, and in accordance with the Board’s direction was submitted to the stockholders of the corporation.

4.                                       Thereafter, pursuant to the resolution of the Board of Directors of the corporation, the vote of the stockholders of the corporation was solicited wherein a majority of the outstanding shares of capital stock of the corporation entitled to vote thereon approved this Restated Certificate of Incorporation.

5.                                       The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE I

The name of the corporation is Tetra Tech, Inc.

ARTICLE II

The registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is one hundred fifty-two million (152,000,000), consisting of one hundred fifty million (150,000,000) shares of common stock, par value $0.01, and two million (2,000,000) shares of preferred stock, per value $0.01.

The designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:

(a)                                  The board of directors is expressly authorized, at any time and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors; and

(b)                                 Each holder of common stock of the corporation shall be entitled to one vote for each share of common stock registered in such holder’s name on the books of the corporation.

ARTICLE V

Unless and except to the extent that the bylaws of the corporation shall so require, the election of the directors of the corporation need not be by written ballot.  Meeting of the stockholders may be held within or without the State of Delaware, as the bylaws then provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized and empowered:

(a)                                  to make, altar and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter to repeal any bylaw made by the board of directors;

(b)                                 from time to time to set apart out of any funds or assets of the corporation available for dividends an amount or amounts to be reserved as working capital for any other lawful purpose and to abolish any reserve so created and to determine whether any, and, if any, what part, of the surplus of the corporation or its net profits applicable to dividends shall be declared in dividends and paid to its stockholders, and all rights of the holders of stock of the corporation in respect of dividends shall be subject to the power of the board of directors so to do;

(c)                                  subject to the laws of the State of Delaware, from time to time to sell, lease or otherwise dispose of any part or parts of the properties of the corporation and to cease to conduct the business connection therewith or again to resume the same, as it may deem best; and

(d)                                 in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the board of directors, to execute all such powers and to do all acts and things as may be exercised or done by the corporation; subject, however, to the express provisions of said laws, of the certificate of incorporation of the corporation and its bylaws.

ARTICLE VII

Any director or any officer of the corporation elected or appointed by the stockholders of the corporation or by its board of directors may be removed at any time in the manner prescribed by the bylaws of the corporation.

ARTICLE VIII

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.  Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE IX

(a)                                  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) of this Article IX, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.  The right to indemnification conferred in this Article IX shall be contract right and shall include the right to be paid by the corporation the expresses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article IX or otherwise.  The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)                                 The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article IX shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(c)                                  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE X

The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

IN WITNEESE WHEREOF, the undersigned have executed this Restated Certificate of Incorporation as of the 26th day of February, 2009.

TETRA TECH, INC.

		By:	/S/ DAN L. BATRACK
Dan L. Batrack, Chairman,
Chief Executive Officer and President

Attest:

By:	/s/ Janis B. Salin
Janis B. Salin, Vice President,
General Counsel and Secretary